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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

EMCORE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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EMCORE CORPORATION
10420 Research Road, SE
Albuquerque, New Mexico, 87123
November 7, 2014

Dear Fellow Shareholder:

        On or about October 22, 2014, EMCORE Corporation ("EMCORE") mailed to you a proxy statement, dated October 22, 2014 (the "Proxy Statement"), in connection with a special meeting of EMCORE's shareholders (the "Special Meeting"), at which EMCORE's shareholders will consider and vote upon, among other things, the sale of substantially all of the assets, and the transfer of substantially all of the liabilities, primarily related to or used in EMCORE's photovoltaics business to Photon Acquisition Corporation ("Photon") pursuant to the asset purchase agreement, dated September 17, 2014, by and between EMCORE and Photon.

        EMCORE entered into an asset purchase agreement, dated as of October 22, 2014, with NeoPhotonics Corporation, a Delaware corporation ("NeoPhotonics"), pursuant to which EMCORE has agreed upon the terms and subject to the conditions set forth therein to sell certain assets and transfer certain liabilities of EMCORE's telecommunications business (the "Digital Products Business") to NeoPhotonics for an aggregate purchase price of $17,500,000, subject to certain adjustments, consisting of (i) $1,500,000 in cash at closing and (ii) a promissory note in the principal amount of $16,000,000 (such sale, the "Digital Products Sale").

        You are not being asked to vote on the Digital Products Sale. The consummation of the Digital Products Sale is subject to satisfaction and/or waiver of the closing conditions contained in the Digital Products Purchase Agreement, which does not include authorization by our shareholders. The enclosed supplement describes in further detail the Digital Products Sale and updates or supplements certain sections of the Proxy Statement. The enclosed supplement is being provided to you because the information contained therein was not available at the time of the mailing of the Proxy Statement. The supplement does not change the proposals previously submitted for approval in the Proxy Statement. The Special Meeting will still be held on Friday, December 5, 2014 at 8:00 a.m., local time, at The Langham Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106 and the record date for the Special Meeting remains as the close of business on October 22, 2014 (the "Record Date").

        Our board of directors unanimously recommends that you vote "FOR" each of the proposals described in the Proxy Statement.

        Your vote is very important, regardless of the number of shares you own. The approval of each of the proposals described in the Proxy Statement requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Special Meeting by the holders of shares entitled to vote thereon. Only shareholders who owned shares of EMCORE's common stock as of the Record Date will be entitled to vote at the Special Meeting.

        To vote your shares, you may return your proxy card, submit a proxy via the Internet or by telephone or attend the Special Meeting and vote in person. Even if you plan to attend the Special Meeting, we urge you to promptly submit a proxy for your shares via the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card. If you have already properly completed and returned a proxy card, your proxy will continue to be valid, and you do not have to complete and return the enclosed proxy card unless you wish to do so.

        On behalf of your board of directors, thank you for your continued support.

Very truly yours,
/s/ HONG Q. HOU Hong Q. Hou, Ph.D. President and Chief Executive Officer

        This supplement is dated November 7, 2014, and is first being mailed or otherwise delivered to EMCORE's shareholders, as of the Record Date, on or about November 7, 2014.

EMCORE CORPORATION
10420 Research Road, SE
Albuquerque, New Mexico, 87123

SUPPLEMENT DATED NOVEMBER 7, 2014
TO
PROXY STATEMENT DATED OCTOBER 22, 2014

INTRODUCTION

        This supplement is being mailed to the shareholders of record of EMCORE Corporation (hereinafter "we," "us," "our," the "Company" or "EMCORE") as of the close of business on October 22, 2014 (the "Record Date"). The following information supplements and should be read in conjunction with the Company's proxy statement, dated October 22, 2014, and mailed on or about October 22, 2014 (the "Proxy Statement"), relating to, among other things, the sale of substantially all of the assets, and the transfer of substantially all of the liabilities, primarily related to or used in the Company's photovoltaics business (the "Photovoltaics Business") to Photon Acquisition Corporation ("Photon") pursuant to the asset purchase agreement (the "Photovoltaics Purchase Agreement"), dated September 17, 2014, by and between the Company and Photon (such sale, the "Photovoltaics Sale"). This supplement is being provided to you because the information contained herein was not available at the time of the mailing of the Proxy Statement.

        EMCORE entered into an asset purchase agreement (the "Digital Products Purchase Agreement"), dated as of October 22, 2014, with NeoPhotonics Corporation, a Delaware corporation ("NeoPhotonics"), pursuant to which EMCORE agreed upon the terms and subject to the conditions set forth therein to sell certain assets and transfer certain liabilities of EMCORE's telecommunications business (the "Digital Products Business") to NeoPhotonics for an aggregate purchase price of $17,500,000, subject to certain adjustments, consisting of (i) $1,500,000 in cash at closing and (ii) a promissory note in the principal amount of $16,000,000 (the "Promissory Note," such sale, the "Digital Products Sale" and, the Digital Products Sale together with the Photovoltaics Sale, the "Asset Sales"). The Promissory Note will bear interest of 5% per annum for the first year and 13% per annum for the second year, payable semi-annually in cash. There are no principal prepayment penalties and the Promissory Note matures two years from the closing of the Digital Product Sale, subject to prepayment under certain circumstances. In addition, the Promissory Note will be secured by certain of the assets to be sold pursuant to the Digital Products Sale. The Digital Products Business includes fixed assets, inventory, and intellectual property for the ITLA, micro-ITLA, T-TOSA and T-XFP product lines within the Company's telecommunications business. The purchase price is subject to certain adjustments for inventory, net accounts receivable and pre-closing revenues, and the principal amount due under the Promissory Note will be increased or decreased, as applicable, by an amount corresponding to any such adjustment.

        You are not being asked to vote on the Digital Products Sale. The consummation of the Digital Products Sale is subject to satisfaction and/or waiver of the closing conditions contained in the Digital Products Purchase Agreement, which does not include authorization by our shareholders.

        We urge you to carefully read this supplement together with the Proxy Statement. The information contained in this supplement replaces and supersedes any inconsistent information in the Proxy Statement. Defined terms used but not defined herein have the meanings as set forth in the Proxy Statement. If you need another copy of the Proxy Statement, please contact our proxy solicitor Morrow & Co., LLC by phone at (800) 662-5200 or (203) 658-9400, or by email at emcore@morrowco.com.

        These transactions have not been approved or disapproved by the Securities and Exchange Commission ("SEC"), and the SEC has not passed upon the fairness or merits of these transactions nor upon the accuracy or adequacy of the information contained in this supplement or the Proxy Statement. Any representation to the contrary is unlawful.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        THIS SUPPLEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT HAVE BEEN MADE PURSUANT TO PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS REPRESENT EMCORE'S EXPECTATIONS OR BELIEFS CONCERNING FUTURE EVENTS, INCLUDING ANY STATEMENTS REGARDING: THE SATISFACTION OR WAIVER OF CLOSING CONDITIONS SPECIFIED IN THE PHOTOVOLTAICS PURCHASE AGREEMENT AND/OR THE DIGITAL PRODUCTS PURCHASE AGREEMENT, EMCORE'S ABILITY TO SUCCESSFULLY CLOSE THE PHOTOVOLTAICS SALE AND/OR THE DIGITAL PRODUCTS SALE AND THE TIMING OF SUCH CLOSINGS, THE DIVERSION OF MANAGEMENT'S FOCUS AND ATTENTION PENDING THE COMPLETION OF THE PHOTOVOLTAICS SALE AND/OR THE DIGITAL PRODUCTS SALE, EMCORE'S BUSINESS, EMCORE'S RELATIONSHIPS WITH EMCORE'S CUSTOMERS, SUPPLIERS AND EMPLOYEES, AND THE RESULTS OF OPERATIONS OF EMCORE'S BUSINESSES. WITHOUT LIMITING THE FOREGOING, THE WORDS "BELIEVES," "INTENDS," "PROJECTS," "PLANS," "EXPECTS," "ANTICIPATES" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THESE PROJECTIONS. INFORMATION REGARDING THE RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THE RESULTS IN THESE FORWARD-LOOKING STATEMENTS ARE DISCUSSED UNDER THE SECTION "RISK FACTORS" IN THIS SUPPLEMENT AND THE PROXY STATEMENT. PLEASE CAREFULLY CONSIDER THESE FACTORS, AS WELL AS OTHER INFORMATION CONTAINED IN THE PROXY STATEMENT, THIS SUPPLEMENT AND IN EMCORE'S PERIODIC REPORTS AND DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS SUPPLEMENT ARE MADE ONLY AS OF THE DATE OF THIS SUPPLEMENT. WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR SUPPLEMENT ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES, EXCEPT AS REQUIRED BY LAW.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PROPOSALS

        The questions and answers about the special meeting and the proposals beginning on page 7 of the Proxy Statement have been supplemented to include the following questions that you, as a shareholder of the Company, may have regarding the Digital Products Sale and brief answers to such questions.

THE DIGITAL PRODUCTS SALE

Q.
Why am I receiving this supplement?

A.
This supplement is being provided to you because the information contained herein was not available at the time of the mailing of the Proxy Statement. The Company and NeoPhotonics entered into an asset purchase agreement, dated as of October 22, 2014, pursuant to which the Company agreed upon the terms and subject to the conditions set forth therein to sell certain assets and transfer certain liabilities of the Company's telecommunications business to NeoPhotonics for an aggregate purchase price of $17,500,000, subject to certain adjustments, consisting of (i) $1,500,000 in cash at closing and (ii) a promissory note in the principal amount of $16,000,000. This supplement provides you with additional information regarding the Digital Products Sale, including showing, on a pro forma basis, the financial impact of the Digital Products Sale, in addition to the Photovoltaics Sale. See "Unaudited Condensed Financial Information—Unaudited Pro Forma Condensed Consolidated Financial Information."

Q.
Am I being asked to vote with respect to the Digital Products Sale?

A.
No. The closing of the Digital Products Sale is not subject to approval by the Company's shareholders. You are only being asked to approve the proposals described in the Proxy Statement, which have not changed.

Q.
Does the Board of Directors recommend that I vote in favor of the Proposals in the Proxy Statement?

A.
Yes. The board of directors unanimously recommends that you vote "FOR" each of the proposals that will be voted on at the Special Meeting, as further described in the Proxy Statement.

Q.
What will constitute EMCORE's operations following the Asset Sales?

A.
Following the closing of the Photovoltaics Sale and the Digital Products Sale, EMCORE will continue to operate its broadband business. See "Unaudited Condensed Financial Information—Unaudited Pro Forma Condensed Consolidated Financial Information."

Q.
What if I already voted using the proxy card that was previously sent?

A.
Carefully read and consider the information contained in this supplement, the Proxy Statement and the annexes thereto. If you have already delivered a properly executed proxy, you do not need to do anything else, unless you wish to change your vote.

Q.
Can I change my vote after I have mailed my proxy card?

A.
Yes. To change your vote, follow the instructions in the attached proxy card to send a later-dated signed proxy prior to the date of the Special Meeting or attend the Special Meeting in person and vote.

Q.
What if I have not voted yet?

A.
After carefully reading and considering the information contained in this supplement, the Proxy Statement and the annexes thereto, please complete the proxy based on the instructions in the attached proxy card. If you sign and return your proxy card and fail to indicate your vote on your proxy, your shares will be voted "FOR" each of the proposals.

Q.
Who can help answer my other questions?

A.
If you have more questions about the proposals or how to submit your proxy, or if you need additional copies of the Proxy Statement, this supplement or the enclosed proxy card or voting instructions, please contact Investor Relations, EMCORE Corporation, Attn: Corporate Secretary, 10420 Research Road, SE, Albuquerque, New Mexico, 87123, telephone number (505) 332-5000, or Morrow & Co., LLC by phone at (800) 662-5200 or (203) 658-9400, or by email at emcore@morrowco.com. You can also obtain additional information about EMCORE from the documents filed with the SEC by following the instructions in the section entitled "Where You Can Find More Information."

 RISK FACTORS

        The "Risk Factors" beginning on page 12 of the Proxy Statement have been supplemented to include the following risk factor relating to the Digital Products Sale.

The Digital Products Sale may heighten and/or worsen the risks relating to the Photovoltaics Sale.

        In addition to the risks relating to the Photovoltaics Sale, the Digital Products Sale may create additional risk that we experience adverse effects to our business, including financial, operational and/or reputational harm. The pendency of the Digital Products Sale could further divert management's focus with respect to our business, which could adversely affect our results of operations, our relationships with our customers and suppliers, and/or our business. In addition, consummation of the Digital Products Sale will further reduce the size of our business, which, among other things, could increase the risk that (i) our remaining business is unable to achieve profitability, (ii) we are not able to fully implement our restructuring plan for our remaining business, and/or (iii) we are unable to satisfy the continued listing standards of The NASDAQ Global Market and, as a result, our common stock is delisted from that market. In the event that we are unable to satisfy or obtain waivers of the closing conditions in the Digital Products Purchase Agreement, NeoPhotonics would not be required to complete the Digital Products Sale, which could, among other things, adversely affect the price of our common stock or the results of operations of the Digital Products Business.

 UNAUDITED CONDENSED FINANCIAL INFORMATION

        The "Unaudited Pro Forma Condensed Consolidated Financial Statements" beginning on page 73 of the Proxy Statement have been amended and updated as set forth below to show the effect of the Digital Products Sale in addition to the effect of the Photovoltaics Sale. No changes have been made to the "Unaudited Condensed Combined Financial Statements for the Photovoltaics Business."

Unaudited Pro Forma Condensed Consolidated Financial Information

        EMCORE has prepared unaudited pro forma condensed consolidated financial statements to assist readers in understanding the nature and effects of the sale of the Photovoltaics Business and the further effects of the sale of the Digital Products Business (collectively, the "Asset Sales"). The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended June 30, 2014, and for the fiscal years ended September 30, 2013, and 2012 have been prepared with the assumption that the Asset Sales were completed as of October 1, 2011. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2014 has been prepared with the assumption that the Asset Sales were completed as of the balance sheet date.

        The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results of operations or the financial position which would have actually resulted if the Asset Sales had been completed on the dates indicated, or which may result in the future.

        The unaudited pro forma financial information has been prepared by the Company based upon assumptions deemed appropriate by the Company's management. An explanation of certain assumptions is set forth under the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

        The unaudited pro forma financial information should be read in conjunction with the Company's historical Consolidated Financial Statements and Notes thereto contained in the 2013 Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, as filed with the Securities and Exchange Commission ("SEC"), each of which is incorporated herein by reference.

EMCORE CORPORATION

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Nine Months Ended June 30, 2014

(in thousands, except per share data)

	EMCORE Corporation	Sale of Photovoltaics Business (a)		Pro Forma without Photovoltaics Business	Sale of Digital Products Business (b)		Pro Forma without Photovoltaics and Digital Products Businesses
Revenue	$131,040	$(57,754)		$73,286	$(31,672)		$41,614
Cost of revenue	104,646	(40,345)		64,301	(29,939)		34,362

Gross profit	26,394	(17,409)		8,985	(1,733)		7,252
Operating expense:
Selling, general, and administrative	22,726	(7,988)		14,738	(5,823)		8,915
Research and development	14,288	(1,314)		12,974	(6,068)		6,906

Total operating expense	37,014	(9,302)		27,712	(11,891)		15,821

Operating loss	(10,620)	(8,107)		(18,727)	10,158		(8,569)
Other income (expense):
Interest expense	(377)	146	(c)	(231)	—	(d)	(231)
Foreign exchange gain	15	—		15	—		15
Gain on sale of investment	307	—		307	—		307
Change in fair value of financial instruments	39	—		39	—		39

Total other (expense) income	(16)	146		130	—		130

Loss before income tax expense	(10,636)	(7,961)		(18,597)	10,158		(8,439)
Income tax expense (e)	—	—		—	—		—

Net loss	$(10,636)	$(7,961)		$(18,597)	$10,158		$(8,439)

Per share data:
Net loss per basic share	$(0.35)			$(0.60)			$(0.27)

Net loss per diluted share	$(0.35)			$(0.60)			$(0.27)

Weighted-average number of basic shares outstanding	30,327	500	(f)	30,827			30,827

Weighted-average number of diluted shares outstanding	30,327	500	(f)	30,827			30,827

See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements.

EMCORE CORPORATION

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended September 30, 2013

(in thousands, except per share data)

	EMCORE Corporation	Sale of Photovoltaics Business (a)		Pro Forma without Photovoltaics Business	Sale of Digital Products Business (b)		Pro Forma without Photovoltaics and Digital Products Businesses
Revenue	$168,147	$(70,498)		$97,649	$(35,695)		$61,954
Cost of revenue	139,949	(52,628)		87,321	(36,178)		51,143

Gross profit	28,198	(17,870)		10,328	483		10,811
Operating expense (income):
Selling, general, and administrative	27,419	(9,564)		17,855	(6,770)		11,085
Research and development	19,972	(528)		19,444	(8,943)		10,501
Flood-related insurance proceeds	(19,000)	—		(19,000)	11,210		(7,790)
Gain on sale of assets	(413)	—		(413)	—		(413)

Total operating expense	27,978	(10,092)		17,886	(4,503)		13,383

Operating income (loss)	220	(7,778)		(7,558)	4,986		(2,572)
Other income (expense):
Interest expense	(800)	496	(c)	(304)	—	(d)	(304)
Foreign exchange gain	356	—		356	—		356
Gain on sale of equity method investment	4,800			4,800	—		4,800
Change in fair value of financial instruments	515	—		515	—		515
Other expense	17	—		17	—		17

Total other income	4,888	496		5,384	—		5,384

Income (loss) before income tax expense	5,108	(7,282)		(2,174)	4,986		2,812
Income tax expense (e)	(120)	—		(120)	—		(120)

Net income (loss)	$4,988	$(7,282)		$(2,294)	$4,986		$2,692

Per share data:
Net income (loss) per basic share	$0.19			$(0.08)			$0.10

Net income (loss) per diluted share	$0.19			$(0.08)			$0.10

Weighted-average number of basic shares outstanding	26,531	500	(f)	27,031			27,031

Weighted-average number of diluted shares outstanding	26,812	500	(f)	27,312			27,312

See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements.

EMCORE CORPORATION

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended September 30, 2012

(in thousands, except per share data)

	EMCORE Corporation	Sale of Photovoltaics Business (a)		Pro Forma without Photovoltaics Business	Sale of Digital Products Business (b)		Pro Forma without Photovoltaics and Digital Products Businesses
Revenue	$163,781	$(66,562)		$97,219	$(23,619)		$73,600
Cost of revenue	145,955	(50,563)		95,392	(25,546)		69,846

Gross profit	17,826	(15,999)		1,827	1,927		3,754
Operating expense (income):
Selling, general, and administrative	34,861	(10,274)		24,587	(6,300)		18,287
Research and development	22,338	(2,924)		19,414	(5,876)		13,538
Impairment	1,425	—		1,425	—		1,425
Litigation settlements, net	1,050	—		1,050	—		1,050
Flood-related loss	5,519	—		5,519	(2,320)		3,199
Flood-related insurance proceeds	(9,000)	—		(9,000)	4,848		(4,152)
Gain on sale of assets	(2,742)	—		(2,742)	—		(2,742)

Total operating expense	53,451	(13,198)		40,253	(9,648)		30,605

Operating loss	(35,625)	(2,801)		(38,426)	11,575		(26,851)
Other income (expense):
Interest expense	(677)	254	(c)	(423)	—	(d)	(423)
Foreign exchange gain	45	(214)		(169)	—		(169)
Loss from equity method investment	(1,201)	—		(1,201)	—		(1,201)
Change in fair value of financial instruments	(69)	—		(69)	—		(69)

Total other expense	(1,902)	40		(1,862)	—		(1,862)

Loss before income tax expense	(37,527)	(2,761)		(40,288)	11,575		(28,713)
Income tax expense (e)	(1,644)	—		(1,644)	—		—

Net loss	$(39,171)	$(2,761)		$(41,932)	$11,575		$(28,713)

Per share data:
Net loss per basic share	$(1.66)			$(1.74)			$(1.19)

Net loss per diluted share	$(1.66)			$(1.74)			$(1.19)

Weighted-average number of basic shares outstanding	23,559	500	(f)	24,059			24,059

Weighted-average number of diluted shares outstanding	23,559	500	(f)	24,059			24,059

See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements.

EMCORE CORPORATION

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2014

(in thousands)

	EMCORE Corporation	Assets and Liabilities of the Photovoltaics Business (g) (h)	Other Adjustments		Pro Forma without the Photovoltaics Business	Assets and Liabilities of the Digital Products Business (i) (j)	Other Adjustments		Pro Forma without the Photovoltaics and Digital Products Businesses
ASSETS
Current assets:
Cash and cash equivalents	$18,165	$—	$121,313	(k)	$139,478	$—	$—	(l)	$139,478
Restricted cash	806	—	—		806	—	—		806
Accounts receivable, net of allowance of $96, $0, $0, $96, $0, $0 and $96, respectively	43,196	(18,287)	—		24,909	(12,871)	—		12,038
Inventory	27,549	(5,774)	—		21,775	(5,372)	—		16,403
Prepaid expenses and other current assets	7,633	(1,403)	—		6,230	(41)	—		6,189

Total current assets	97,349	(25,464)	121,313		193,198	(18,284)	—		174,914
Property, plant, and equipment, net	46,048	(26,491)	—		19,557	(8,446)	—		11,111
Goodwill	20,384	(20,384)	—		—	—	—		—
Other intangible assets, net	1,396	(48)	—		1,348	(1,260)	—		88
Other non-current assets, net of allowance of $3,561, $0, $0, $3,561, $0, $0 and $3,561, respectively	835	(273)	—		562	—	16,000	(l)	16,562

Total assets	$166,012	$(72,660)	$121,313		$214,665	$(27,990)	$16,000		$202,675

LIABILITIES and SHAREHOLDERS' EQUITY
Current liabilities:
Borrowings from credit facility	$20,937	$—	$(20,937	)(k)	$—	$—	$—		$—
Accounts payable	21,185	(3,875)	—		17,310	(10,490)	—		6,820
Deferred gain associated with sale of assets	3,400	—	—		3,400	—	—		3,400
Warrant liability	116	—	—		116	—	—		116
Accrued expenses and other current liabilities	19,846	(5,932)	—		13,914	—	—		13,914

Total current liabilities	65,484	(9,807)	(20,937)		34,740	(10,490)	—		24,250
Asset retirement obligations	5,209	(709)	—		4,500	—	—		4,500
Other long-term liabilities	806	—	—		806	—	—		806

Total liabilities	71,499	(10,516)	(20,937)		40,046	(10,490)	—		29,556
Commitments and contingencies
Shareholders' equity:
Common stock	753,236	—	1,043	(m)	754,279	—	—		754,279
Treasury stock	(2,071)	—	—		(2,071)	—	—		(2,071)
Accumulated other comprehensive income	1,623	—	—		1,623	—	—		1,623
Accumulated deficit	(658,275)	(62,144)	141,207	(n)	(579,212)	(17,500)	16,000	(o)	(580,712)

Total shareholders' equity	94,513	(62,144) (p)	142,250	(p)	174,619	(17,500) (q)	16,000	(q)	173,119

Total liabilities and shareholders' equity	$166,012	$(72,660)	$121,313		$214,665	$(27,990)	$16,000		$202,675

See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements.

EMCORE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. PLANNED ASSET SALE TRANSACTIONS TO VERITAS CAPITAL AND NEOPHOTONICS CORPORATION.

        On September 17, 2014, EMCORE Corporation, a New Jersey corporation ("EMCORE" or the "Company"), entered into an asset purchase agreement (the "Photovoltaics Agreement") with Photon Acquisition Corporation ("Photon"), a Delaware corporation and an affiliate of private equity firm Veritas Capital, pursuant to which Photon will acquire substantially all of the assets, and assume substantially all of the liabilities, primarily related to or used in connection with the Company's photovoltaics business, including EMCORE's subsidiaries EMCORE Solar Power, Inc. and EMCORE IRB Company, LLC (collectively, the "Photovoltaics Business" and, the sale of the Photovoltaics Business, the "Photovoltaics Sale") for $150 million in cash, subject to a working capital adjustment pursuant to the Photovoltaics Agreement, which is attached to this proxy statement as Annex A. The Photovoltaics Agreement has been approved by the Board of Directors of the Company (the "Board"). The Photovoltaics Sale may constitute the sale of substantially all of the assets of the Company under New Jersey law. The Photovoltaics Sale is subject to closing conditions, including the receipt of approval by EMCORE's shareholders and other closing conditions.

        EMCORE entered into an asset purchase agreement (the "Digital Products Agreement"), dated as of October 22, 2014, with NeoPhotonics Corporation, a Delaware corporation ("NeoPhotonics"), pursuant to which the Company has agreed upon the terms and subject to the conditions set forth therein to sell certain assets and transfer certain liabilities of the Company's telecommunications business (collectively, the "Digital Products Business", the sale of the Digital Products Business, the "Digital Products Sale" and, the Digital Products Sale together with the Photovoltaics Sale, the "Asset Sales") to NeoPhotonics for an aggregate purchase price of $17,500,000, subject to certain adjustments described below (the "Purchase Price"), consisting of (i) $1,500,000 in cash at closing and (ii) a promissory note in the principal amount of $16,000,000 (the "Promissory Note"). The Promissory Note will bear interest of 5% per annum for the first year and 13% per annum for the second year, payable semi-annually in cash. There are no principal prepayment penalties and the Promissory Note matures two years from the closing of the Digital Products Sale, subject to prepayment under certain circumstances. The Promissory Note will be secured by certain of the assets to be sold pursuant to the Digital Products Agreement. The Digital Products Business includes fixed assets, inventory, and intellectual property for the ITLA, micro-ITLA, T-TOSA and T-XFP product lines within the Company's telecommunications business. Pursuant to the Digital Products Agreement, the Purchase Price is subject to certain adjustments for inventory, net accounts receivable and pre-closing revenues, and the principal amount due under the Promissory Note will be increased or decreased, as applicable, by an amount corresponding to any such adjustment. The Digital Products Sale does not require approval by EMCORE's shareholders. The Digital Products Sale is subject to customary closing conditions and is expected to close by early January 2015.

        Following the closing of both of the Photovoltaics Sale and Digital Products Sale, EMCORE will continue to operate its remaining fiber optics division which provides optical components, subsystems and systems for high-speed telecommunications, Cable Television (CATV) and Fiber-To-The-Premise (FTTP) networks, as well as products for satellite communications, video transport and specialty photonics technologies for defense and homeland security applications.

EMCORE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. UNAUDITED PRO FORMA ADJUSTMENTS (in thousands)

        The following notes describe the basis for and/or assumptions regarding certain of the pro forma adjustments included in EMCORE's unaudited pro forma condensed consolidated financial statements:

          (a)   The amounts being eliminated represent the revenues, cost of revenues, and operating and other expenses that are attributable to the sale of the Photovoltaics Business. The adjustments do not include the revenues, cost of revenues, and operating and other expenses attributable to the terrestrial solar module applications, which product lines were sold in fiscal year 2012.

          (b)   The amounts being eliminated represent the revenues, cost of revenues, and operating and other expenses that are attributable to the sale of the Digital Products Business. EMCORE has maintained separate accounting records for the Digital Products Business as it represents one of the two operating divisions within the fiber optics reporting segment. The allocation of corporate expenses is based on a combination of factors including assets, revenues and personnel costs. The adjustments do not include the revenues, cost of revenues and operating and other expenses attributable to the Vertical Cavity Surface Emitting Laser product lines, which product lines were sold in fiscal year 2012.

          (c)   The amount represents the interest expense associated with the credit and security agreement, dated November 11, 2010, by and between EMCORE Corporation and Wells Fargo Bank, National Association (as amended, the "Credit Facility"), that would not have been incurred assuming a portion of the net proceeds from the Photovoltaics Sale was used to repay outstanding borrowings under the Credit Facility as of October 1, 2011. The remaining amount of interest expense primarily represents fixed commitment fees and facility costs associated with the Credit Facility.

          (d)   The annualized interest income for the Promissory Note based on the terms of the note is assumed to be the following but is not reflected in the unaudited pro forma condensed consolidated financial statements as the note receivable may be prepaid at any time without penalty:

Note receivable (Note (l))	$16,000
First year interest rate	5%

Annualized interest income	$800

Second year interest rate	13%

Annualized interest income	$2,080

          (e)   Due to the existence of significant net operating loss carryforwards for EMCORE, which are fully reserved, any income tax expense or benefit resulting from the Photovoltaics Sale or Digital Products Sale would be offset. Therefore, no pro forma adjustment for income tax expense has been presented in connection with either the Photovoltaics Sale or the Digital Products Sale.

          (f)    Weighted average shares outstanding has been adjusted to reflect the accelerated vesting of shares by named executive officers and employees of the Photovoltaics Business upon the completion of the Photovoltaics Sale.

EMCORE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. UNAUDITED PRO FORMA ADJUSTMENTS (in thousands) (Continued)

          (g)   Recording of the disposition of the Photovoltaics Business. The amounts include the assets and liabilities that historically have been reported as part of the Company's photovoltaics reporting segment as well as assets and liabilities primarily related to the Company's photovoltaics business that historically have been reported as part of the Company's unallocated corporate division, in each case, that are being transferred in the Photovoltaics Sale.

          (h)   Net book value of Photovoltaics Business:

Photovoltaics Business assets to be sold	$72,660
Photovoltaics Business liabilities to be assumed	(10,516)

Net book value of the Photovoltaics Business	$62,144

          (i)    Recording of the disposition of the Digital Products Business. The amounts include the assets and liabilities that historically have been reported as part of the Company's fiber optics reporting segment that are being transferred in the Digital Products Sale.

          (j)    Net book value of Digital Products Business:

Digital Products Business assets to be sold	$27,990
Digital Products Business liabilities to be assumed	(10,490)

Net book value of the Digital Products Business	$17,500

          (k)   Recording of sale proceeds at closing, net of estimated closing costs, for the sale of the assets and liabilities of the Photovoltaics Business, less the assumed repayment of outstanding borrowings under the Credit Facility:

Purchase price	$150,000
Transaction costs to be incurred at closing (legal, investment banking, bonuses)	(7,750)

Sale proceeds at closing, net	$142,250
Less repayment of outstanding borrowings under the Credit Facility	(20,937)

Net cash	$121,313

          (l)    Recording of sale proceeds at closing, net of estimated closing costs, for the sale of the assets and liabilities of the Digital Products Business:

Purchase price (cash component)	$1,500
Transaction costs to be incurred at closing (legal and investment banking)	(1,500)

Net cash	—
Purchase Price (note receivable)	16,000

Sale proceeds at closing, net	$16,000

EMCORE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. UNAUDITED PRO FORMA ADJUSTMENTS (in thousands) (Continued)

          (m)  Shareholders' equity includes estimated adjustments for accelerated vesting upon the completion of the Photovoltaics Sale of selected stock grants held by named executive officers of the Company and employees of the Photovoltaics Business.

Increase to additional paid-in-capital	$1,043
Change in accumulated deficit associated with stock compensation expense due to accelerated vesting	(1,043)

Net change to shareholders' equity	$—

          (n)   Adjustments to the accumulated deficit resulting from the Photovoltaics Sale are comprised of the following:

Sale proceeds at closing, net of estimated closing costs, and assumed Credit Facility repayment (Note (k))	$121,313
Repayment of outstanding borrowings under the Credit Facility (Note (k))	20,937
Change in accumulated deficit associated with stock compensation expense due to accelerated vesting (Note (m))	(1,043)

Net adjustment to accumulated deficit	$141,207

          (o)   Adjustment to the accumulated deficit resulting from the Digital Products Sale of $16 million reflecting sale proceeds at closing, net (Note (l)).

          (p)   The gain on sale of the Photovoltaics Business to be recorded as adjustments to shareholders' equity:

Sale proceeds at closing, net (Note (k))	$142,250
Net book value of the Photovoltaics
Business (Note (h))	(62,144)

Gain on Photovoltaics Sale	$80,106

          (q)   The loss on sale of the Digital Products Business to be recorded as adjustments to shareholders' equity:

Sale proceeds at closing, net (Note (l))	$16,000
Net book value of the Digital Products
Business (Note (j))	(17,500)

Loss on Digital Products Sale	$(1,500)

  Due to anticipated changes in the working capital balances and continued depreciation and amortization, in each case in respect of the Digital Products Business, between June 30, 2014 and the date the Digital Products Agreement was signed, the Company does not currently expect to record a loss on the Digital Products Sale.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date 0 0 0 0 0 0 0000221306_1 R1.0.0.51160 EMCORE CORPORATION ATTN: GENERAL COUNSEL 10420 RESEARCH RD SE ALBUQUERQUE, NM 87123 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Thursday, December 4, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, December 4, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 1 and 2. For Against Abstain 1 TO AUTHORIZE THE SALE (THE "ASSET SALE") BY EMCORE OF SUBSTANTIALLY ALL OF THE ASSETS, AND THE TRANSFER OF SUBSTANTIALLY ALL OF THE LIABILITIES, PRIMARILY RELATED TO OR USED IN EMCORE'S PHOTOVOLTAICS BUSINESS PURSUANT TO THE ASSET PURCHASE AGREEMENT BY AND BETWEEN EMCORE AND PHOTON ACQUISITION CORPORATION, DATED SEPTEMBER 17, 2014. 2 TO APPROVE, BY NON-BINDING, ADVISORY VOTE, CERTAIN COMPENSATION ARRANGEMENTS FOR EMCORE'S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE ASSET SALE AS DISCLOSED IN THE PROXY STATEMENT. NOTE: In the discretion of the proxies for such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000221306_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com . EMCORE CORPORATION SPECIAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Alfredo Gomez and Mark Weinswig, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of stock of EMCORE that the undersigned is entitled to vote at the Special Meeting of Shareholders of EMCORE, to be held at 8:00 a.m. local time on December 5, 2014 at the Langham Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106 or at any adjournments or postponements thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND "FOR" ANY MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. Continued and to be signed on reverse side

QuickLinks

INTRODUCTION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PROPOSALS
RISK FACTORS
UNAUDITED CONDENSED FINANCIAL INFORMATION
EMCORE CORPORATION Unaudited Pro Forma Condensed Consolidated Statements of Operations For the Nine Months Ended June 30, 2014 (in thousands, except per share data)
EMCORE CORPORATION Unaudited Pro Forma Condensed Consolidated Statements of Operations For the Year Ended September 30, 2013 (in thousands, except per share data)
EMCORE CORPORATION Unaudited Pro Forma Condensed Consolidated Statements of Operations For the Year Ended September 30, 2012 (in thousands, except per share data)
EMCORE CORPORATION Unaudited Pro Forma Condensed Consolidated Balance Sheet As of June 30, 2014 (in thousands)
EMCORE CORPORATION NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS